Schedule 13D Exhibit I
                                        Schedule TO  Exhibit (a)(i)

===========================================================================

                          ASSET PURCHASE AGREEMENT
                            AND OFFER AMENDMENT

                         DATED AS OF JULY 26, 2000

                                  BETWEEN

                         INVENSYS HOLDINGS LIMITED

                                    AND

                                INVENSYS PLC

                              ON THE ONE HAND

                                    AND

                             BAAN COMPANY N.V.

                                    AND

                             BAAN SOFTWARE B.V.

                             ON THE OTHER HAND

===========================================================================

                             TABLE OF CONTENTS

                                                                       PAGE

PREAMBLE...............................................................   1

RECITALS...............................................................   1

TERMS AND CONDITIONS...................................................   2

      ARTICLE 1 - GENERAL PROVISIONS...................................   2

           1.1    Definitions..........................................   2
           1.2    Other Definitions and Meanings;
                  Interpretation.......................................   2

      ARTICLE 2 - PURCHASE AND SALE....................................   3

           2.1    Transaction..........................................   3
           2.2    Acquired Assets......................................   3
           2.3    Assumed Liabilities..................................   4
           2.4    Purchase Price.......................................   4
           2.5    Adjustment...........................................   4
           2.6    Payment of the Purchase Price........................   4
                  (A)  Payment at Closing..............................   4
                  (B)  Final Payment...................................   4
           2.7    Refund of Price......................................   4
           2.8    Method of Payment....................................   4
           2.9    Allocation of Consideration..........................   4

      ARTICLE 3 - ACTIONS BEFORE CLOSING...............................   4

           3.1    Access to Records....................................   4
           3.2    Interim Conduct of the Business......................   5
           3.3    Invensys Holdings' Approval of Certain Transactions..   5
           3.4    Consents to Assignment...............................   6
           3.5    Interim Management Services..........................   6
           3.6    Interim Financing....................................   6
           3.7    Subsequent Offering Period...........................   6
           3.8    Extraordinary General Meeting........................   6
           3.9    Amendment to Schedule TO.............................   7
           3.10   Coordination of Public Announcements.................   7

      ARTICLE 4 - CONDITIONS...........................................   7

           4.1    Conditions to Invensys Holdings' Obligations.........   7
           4.2    Conditions to the Baan Sellers' Obligations..........   8
           4.3    Parties' Best Efforts................................   9

      ARTICLE 5 - CLOSING..............................................   9

           5.1    The Closing..........................................   9

                                   - i -

           5.2    Time and Date of Closing.............................   9
           5.3    Place of Closing.....................................   9
           5.4    Invensys' Holdings Obligations.......................   9
           5.5    The Baan Sellers' Obligations........................   9

      ARTICLE 6 - ACTIONS AFTER CLOSING................................  10

           6.1    Further Conveyances..................................  10
           6.2    Further Consents to Assignment.......................  10
           6.3    Liquidation of Baan..................................  10

      ARTICLE 7 - REPRESENTATIONS AND WARRANTIES.......................  11

           7.1    The Baan Sellers' Representations and Warranties.....  11
                  (A)  Organization and Existence......................  11
                  (B)  Power and Authority.............................  11
                  (C)  Authorization...................................  11
                  (D)  Binding Effect..................................  11
                  (E)  No Default......................................  11
                  (F)  Finders.........................................  11
                  (G)  Fairness Opinion................................  11
                  (H)  Ownership of Acquired Assets....................  11
                  (I)  Subsidiaries....................................  11
                  (J)  Representations and Warranties
                       True and Complete...............................  12
           7.2    Invensys Holdings' Representations and Warranties....  12
                  (A)  Organization and Existence......................  12
                  (B)  Power and Authority.............................  12
                  (C)  Authorization...................................  12
                  (D)  Binding Effect..................................  12
                  (E)  No Default......................................  12
                  (F)  Finders.........................................  12
                  (G)  Representations and Warranties
                       True and Complete...............................  12

      ARTICLE 8 - EMPLOYEES............................................  12

           8.1    The Baan Sellers' Employees .........................  12
           8.2    Subsidiary Employees.................................  13

      ARTICLE 9 - AMENDMENT TO OFFER AGREEMENT.........................  13

           9.1    Partial Waiver.......................................  13
           9.2    Amended Condition....................................  13
           9.3    Public Announcement..................................  13
           9.4    Waiver of Other Conditions...........................  13
           9.5    Contemplated Transactions............................  13
           9.6    Legal Orders.........................................  14
           9.7    No Further Amendment.................................  14

      ARTICLE 10 - AMENDMENT, WAIVER, TERMINATION, AND CANCELLATION ...  14

                                  - ii -

          10.1    Amendment  ..........................................  14
          10.2    Waiver     ..........................................  14
          10.3    Termination..........................................  14
          10.4    Cancellation.........................................  14

                                  - iii -

      ARTICLE 11 - MISCELLANEOUS.......................................  15

          11.1    Cooperation..........................................  15
          11.2    Severability.........................................  15
          11.3    Costs and Expenses...................................  15
          11.4    Notices    ..........................................  15
          11.5    Assignment ..........................................  15
          11.6    No Third Parties.....................................  16
          11.7    Incorporation by Reference...........................  16
          11.8    Governing Law........................................  16
          11.9    Counterparts.........................................  16
          11.10   Complete Agreement...................................  16
          11.11   Unconditional Guarantee..............................  16

APPENDICES

Appendix A    -   Definitions
Appendix B    -   Subsidiaries
Appendix C    -   Documents to Be Delivered by the Baan Sellers at the
                  Closing
Appendix D    -   Documents to Be Delivered by Invensys Holdings at the
                  Closing

                          ASSET PURCHASE AGREEMENT
                            AND OFFER AMENDMENT

     This document is an ASSET PURCHASE AGREEMENT AND OFFER AMENDMENT (this "Purchase Agreement"), is dated as of July 26, 2000, and is among

          INVENSYS HOLDINGS LIMITED ("Invensys Holdings"), a private limited company organized under the laws of England and Wales, and INVENSYS PLC ("Invensys"), a public limited company organized under the laws of England and Wales, on the one hand,

                                  - and -

          BAAN COMPANY N.V. ("Baan"), a public limited company (naamloze vennootschap) organized under the laws of The Netherlands, and its wholly-owned subsidiary, BAAN SOFTWARE B.V. ("Baan Software"), a private limited company (besloten vennootschap) organized under the laws of The Netherlands, on the other hand. (Baan and Baan Software are hereinafter jointly referred to as the "Baan Sellers".)

                                  RECITALS

A. On May 31, 2000, Invensys, Invensys Holdings B.V., i.o. ("Original Purchaser"), a Dutch private limited company (besloten vennootschap) and a wholly-owned subsidiary of Invensys in formation, Invensys B.V., i.o. ("Original Offer Sub"), a Dutch private limited company (besloten vennootschap) and a wholly-owned subsidiary of Original Purchaser in formation, on the one hand, and Baan, on the other hand, entered into an Offer Agreement (the "Offer Agreement") pursuant to which Original Offer Sub agreed to make an offer (the "Offer") to purchase all of Baan's outstanding common shares, par value NLG 0.06 per share (the "Shares), at a price of Euro 2.85 per Common Share, subject to certain conditions set forth in the Offer Agreement.

B. Between May 31, 2000, and June 14, 2000, with the consent of Baan, Original Purchaser and Original Offer Sub, assigned all of their rights and delegated all of their duties under the Offer Agreement to Invensys Holdings.

C. On June 14, 2000, Invensys Holdings made the Offer as provided in the Offer Agreement.

D. On July 13, 2000, the Offer was scheduled to expire, but the condition precedent that at least 95% of the outstanding shares be tendered or held (directly or indirectly) by Invensys (the "Minimum Condition") to Invensys Holdings' obligation to accept for payment and pay for Shares tendered had not then been satisfied.

E. On July 14, 2000, pursuant to the second sentence of Section 1.1(b) of the Offer Agreement, Invensys, on behalf of Invensys Holdings, extended the Offer until 3:00 p.m. (Amsterdam time) on July 25, 2000.

F. The Minimum Condition was not duly satisfied at the expiration of the Offer on July 25, 2000.

G. The Baan Management Board and Supervisory Board continue to have serious reason to doubt the continued viability of the Baan Sellers if Invensys Holdings elects not to waive the Minimum Condition.

H. In order to assure the continued viability of the Baan Sellers' business (the "Business") of designing, developing, selling, installing, and servicing enterprise business software, in order to protect as best as possible the interests of the Baan Sellers' employees, customers, suppliers, shareholders and other stakeholders, and in order to induce Invensys Holdings to waive partially and amend the conditions precedent to the Offer, the Baan Sellers' Management Board and Supervisory Board desire, in order to facilitate the completion of the Offer, subject to the approval of Baan's shareholders and the positive advice of Baan's Works Council, to sell the Business to Invensys Holdings (or its nominee) on the terms and conditions set forth in this Purchase Agreement.

I. Invensys Holdings is willing to waive partially and amend the conditions precedent to the Offer only if Baan enters into this Purchase Agreement pursuant to which Invensys Holdings (and/or its assignee(s)) will purchase the Business from the Baan Sellers on and subject to the terms and conditions contained in this Purchase Agreement.

                            TERMS AND CONDITIONS

     In consideration of the matters recited above and of other good and valuable consideration, and intending to be legally bound by this Purchase Agreement, Invensys Holdings and the Baan Sellers hereby agree as follows:

ARTICLE 1 - GENERAL PROVISIONS

1.1 DEFINITIONS. Appendix A sets forth the definitions of certain terms used in this Purchase Agreement. Those terms shall have the meanings set forth on Appendix A where used in this Purchase Agreement and identified with initial capital letters.

1.2 OTHER DEFINITIONS AND MEANINGS; INTERPRETATION. For purposes of this Purchase Agreement, except where the context otherwise requires --

     (A) The term "parties" means Invensys Holdings and Invensys, on one hand, and Baan and Baan Software, on the other hand.

     (B) The term "person" includes any natural person, firm, association, partnership, corporation, limited liability company or partnership, governmental agency, or other entity other than the parties.

     (C)  The term "today" means July 26, 2000.

     (D) When introducing a series of items, the term "including" is not intended to limit the more general description which precedes the items listed.

     (E) The Table of Contents and the headings of the Articles and Sections are included for convenience of reference only and are not intended to affect the meaning of the operative provisions to which they relate.

ARTICLE 2 - PURCHASE AND SALE

2.1 TRANSACTION. On and subject to the terms and conditions of this Purchase Agreement,

     (A) At the Closing, Invensys Holdings will purchase from the Baan Sellers, and the Baan Sellers will sell, transfer, and assign to Invensys Holdings, all of the Acquired Assets;

     (B) At the Closing, Invensys Holdings will assume and become directly and solely responsible for the payment or discharge when due of all of the Assumed Liabilities; and

     (C) Invensys Holdings will pay the Baan Sellers the Purchase Price as provided in Section 2.6.

2.2 ACQUIRED ASSETS. For purposes of this Purchase Agreement, the term "Acquired Assets" means all of the Baan Sellers' right, title, and interest in and to each one's respective assets, properties, and rights that are held by or for the benefit of the Baan Sellers or otherwise used by or on behalf of each of the Baan Sellers in the conduct of each one's respective Business as the same exist as of the Closing, including all assets that are reflected on the consolidating balance sheet of the Business as of the Closing. Without limiting the generality of the foregoing, the Acquired Assets will include all of the Baan Sellers' rights, title, and interests in and to the following assets, properties, and rights as the same shall exist as of the
     Closing:

     (A)  All Cash;

     (B)  All Accounts Receivable;

     (C)  All Prepaid Items;

     (D)  All Inventories;

     (E)  All Real Property;

     (F)  All Personal Property;

     (G)  All Purchase Contracts;

     (H)  All Sales Contracts;

     (I)  All Leases;

     (J)  All Third-Party Claims;

     (K)  All Intellectual Property;

     (L)  All Permits;

     (M)  All Business Records;

     (N)  All goodwill associated with the Business; and

     (O)  The Subsidiary Shares.

     The Acquired Assets, however, will not include the Purchase Price.

2.3 ASSUMED LIABILITIES. For purposes of this Purchase Agreement the term "Assumed Liabilities" means all liabilities and obligations of the Baan Sellers, including all liabilities that are reflected on the balance sheet of the Business as of the Closing and all liabilities arising under the Interim Loan Agreement described in Section 3.6 below.

2.4 PURCHASE PRICE. For purposes of this Purchase Agreement, the term "Purchase Price" means Euros 762 million plus or minus the amount of the Adjustment.

2.5 ADJUSTMENT. The parties anticipate that Baan will be liquidated and liquidation payments will be made to Baan shareholders within 12 months after the completion of the Offer. Immediately before such liquidation payment is made, the parties will in good faith compute an adjustment to the Purchase Price (the "Adjustment") equal to Euro 762 million minus the total amount that otherwise would be distributed to shareholders upon liquidation of Baan, such that Baan will be able to distribute to its shareholders Euro 2.85 per share on liquidation of Baan.

2.6 PAYMENT OF PURCHASE PRICE. Invensys Holdings will pay the Purchase Price as follows:

     (A) PAYMENT AT CLOSING. At the Closing, Invensys Holdings will pay Baan Euro 762 million; and

     (B) FINAL PAYMENT. If the Adjustment is a positive amount, then promptly after the amount of the Adjustment has been determined, and immediately before the liquidation distributions made, Invensys Holdings will pay Baan the amount of the Adjustment.

2.7 REFUND OF PURCHASE PRICE. If the Adjustment is a negative amount, then promptly after the amount of the Adjustment has been determined Baan will refund to Invensys Holdings the amount of the Adjustment.

2.8 METHOD OF PAYMENT. Invensys Holdings will pay Baan the Purchase Price at the Closing in immediately available funds to a banking account which has been designated by Baan at least three days before the Closing or, if Baan has not made any such designation, by bank check.

2.9 ALLOCATION OF CONSIDERATION. The total consideration paid by Invensys Holdings to purchase the Acquired Assets from the Baan Sellers is the sum of the Purchase Price plus the book amount of the Assumed Liabilities as of the Closing. Between today and the Closing the parties will negotiate in good faith the allocation of the total consideration among the Acquired Assets.

ARTICLE 3 - ACTIONS BEFORE CLOSING

3.1 ACCESS TO RECORDS. From today until the Closing, the Baan Sellers will continue to afford duly authorized representatives of Invensys and Invensys Holdings free and full access during normal business hours to all of the assets, properties, books, and non-privileged records of the Business and will continue to permit such representatives to make abstracts from, or take copies of, such books, records, or other documentation, or to obtain temporary possession of any thereof as may be reasonably required by Invensys Holdings and the Baan Sellers will furnish to Invensys Holdings such information concerning the Business, and its assets, liabilities, and condition as Invensys Holdings may reasonably request.

3.2 INTERIM CONDUCT OF THE BUSINESS. From today until the Closing, the Baan Sellers will continue to conduct the Business, and will cause each of the Subsidiaries to continue to conduct the Business, only in the ordinary and usual course, subject to Invensys Holdings' approval of certain transactions pursuant to Section 3.3. Without limiting the generality of the foregoing, insofar as the Business is concerned, and except as may be inconsistent with Baan's obligations under the Offer Agreement, any Ancillary Document (as defined in the Offer Agreement, this Purchase Agreement, the Interim Management Services Agreement (described in Section 3.5 below), or the Interim Loan Agreement (as described in Section 3.6 below), the Baan Sellers will use their best efforts to:

     (A) Preserve substantially intact the Business' goodwill and the Baan Sellers' and the Subsidiaries' relationships with suppliers, customers, employees, creditors, and others having business dealings with the Business;

     (B) Maintain in full force and effect its existing policies of insurance which materially affect the Business;

     (C) Maintain all Intellectual Property to be included as part of the Acquired Assets in substantially the same standing as exist today and continue the prosecution of all applications therefor;

     (D) Maintain all Business Records in the ordinary and usual manner on a basis consistent with past practice; and

     (E) Continue performance in the ordinary course of its obligations under contracts, commitments, or other obligations to be included as part of the Acquired Assets.

3.3 INVENSYS HOLDINGS' APPROVAL OF CERTAIN TRANSACTIONS. Except as may otherwise be required under this Purchase Agreement, from today until the Closing, insofar as the Business is concerned the Baan Sellers will not do any of the following without the prior approval with written confirmation of Invensys Holdings, which approval shall not be unreasonably withheld:

     (A) Incur or permit the incurrence of any material debt for borrowed money or incur any obligation or other material liability that would constitute an Assumed Liability;

     (B) Purchase or dispose of any real property or real property interest to be included as part of the Acquired Assets;

     (C) Enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding Euros 1,000,000 per annum in any single case;

     (D) Voluntarily permit to be incurred any material Encumbrances on any of the Acquired Assets except in the ordinary course of business;

     (E) Except for normal merit or cost-of-living increases for employees who are not officers or Board members, increase the rate of compensation for any of the employees of the Business or otherwise enter into or alter any employment, consulting, or managerial services agreement primarily affecting the Business except in accordance with past practice;

     (F) Other than as required by applicable law, commence, enter into, or alter any pension, retirement, profit-sharing, employee stock option or stock purchase, bonus, deferred compensation, incentive compensation, life insurance, health insurance, fringe benefit, severance, or other employee benefit plan or arrangement affecting employees of the Business;

     (G) Make any single new commitment or increase any single previous commitment for capital expenditures in an amount of Euros 1,000,000;

     (H) Accelerate or delay the sale of Products except as may be necessary in the ordinary course of business;

     (I)  Sell,   assign,   transfer,   license,   or  convey  any  of  the
          Intellectual  Property  to be  included  as part of the  Acquired
          Assets; or

     (J) Otherwise take any action of the nature described in Section 5.2(b) of the Offer Agreement.

3.4 CONSENTS TO ASSIGNMENT. From today until the Closing, the Baan Sellers will use their reasonable best efforts to obtain the consents or approvals (or effective waivers thereof) of all persons whose consents or approvals are required for the assignment or transfer of the Baan Sellers' rights under material contracts, leases, licenses, permits, approvals, and other similar items constituting part of the Acquired Assets.

3.5 INTERIM MANAGEMENT SERVICES. Simultaneously with the execution and delivery of this Purchase Agreement, the Baan Sellers and Invensys Holdings are entering into a Management Services Agreement (the "Interim Management Services Agreement") pursuant to which Invensys Holdings will provide Baan with interim management services from today until the Closing.

3.6 REVOLVING CREDIT AGREEMENT. Simultaneously with the execution and delivery of this Purchase Agreement, Baan and Invensys are entering into a Interim Loan Agreement (the "Revolving Credit Agreement") pursuant to which Invensys Holdings will provide Baan with secured interim financing from today until the Closing.

3.7 SUBSEQUENT OFFERING PERIOD. Concurrently with the public announcement described in Section 9.3, Invensys Holdings will provide holders of Shares with a subsequent offering period (the "Subsequent Offering

     Period") in accordance with Rule 14d-11 under the U.S. Securities Exchange Act of 1934, as amended, beginning no later than the business day following the expiration of the Offer and ending at 3:00 P.M. on the 19th business day thereafter.

3.8 EXTRAORDINARY GENERAL MEETING. Promptly after the execution and delivery of this Purchase Agreement, Baan will convene an extraordinary annual general meeting (the "EGM") of its shareholders for 9:00 A.M. (Dutch Time) on Tuesday, August 15, 2000, or as soon thereafter as possible to:

     (A) Consider and adopt Baan's financial accounts for the fiscal year ended December 31, 1999,

     (B)  Elect Baan's Management Board,

     (C)  Elect Baan's Supervisory Board,

     (D)  Consider,  authorize,  and approve the execution,  delivery,  and
          performance   by  Baan  of  this   Purchase   Agreement  and  the
          transactions contemplated by this Purchase Agreement, and

     (E) Discussion of such other and further business as may properly be brought before such meeting.

3.9 AMENDMENT TO SCHEDULE TO. After the execution and delivery of this Purchase Agreement, Invensys will file an amendment to its Schedule TO filing concerning the Offer with the U.S. Securities and Exchange Commission as required by law.

3.10 COORDINATION OF PUBLIC ANNOUNCEMENTS. From today until the Closing, the parties will cooperate in the planning, preparation, and publication of any and all public announcements concerning this Purchase Agreement and the transactions contemplated by this Purchase Agreement.

ARTICLE 4 - CONDITIONS

4.1 CONDITIONS TO INVENSYS HOLDINGS' OBLIGATIONS. The obligation of Invensys Holdings to consummate the transactions contemplated by this Purchase Agreement (other than the transactions described in Sections 3.5, 3.6, 3.7. 3.9, and 3.10 and Article 9 of this Purchase Agreement) is subject to the satisfaction of the following conditions at or before the Closing:

     (A) The representations and warranties of the Baan Sellers contained in Section 7.1 of this Purchase Agreement shall be true, accurate, and complete in all material respects as of today and as of the Closing;

     (B) The condition to the Offer set forth in clause (i) of the first sentence of Exhibit A to the Offer Agreement, as amended by this Purchase Agreement, shall have been satisfied;

     (C) The Fairness Opinion shall not have been withdrawn, rescinded, or modified in any way;

     (D) The Interim Management Services Agreement shall continue to be in full force and effect in all material respects in accordance with its terms and Baan shall not be in material Default under the Interim Management Services Agreement;

     (E) The Interim Loan Agreement shall continue to be in full force and effect in all material respects in accordance with its terms and Baan shall not be in material Default under the Interim Loan Agreement;

     (F)  The Baan  Works  Council  shall have  given its  positive  advice
          concerning  the   transactions   contemplated  by  this  Purchase
          Agreement;

     (G)  The  execution,   delivery,  and  performance  of  this  Purchase
          Agreement and the transactions contemplated by this Purchase Agreement shall have been duly authorized and approved by the Baan shareholders at the EGM;

     (H) The Baan Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Purchase Agreement to be performed or satisfied by the Baan Sellers, and the Baan Sellers shall have delivered to Invensys Holdings all documents, certificates, and instruments required to be delivered by the Baan Sellers under the terms of this Purchase Agreement, including the documents referred to on Appendix C;

     (I) All corporate and other proceedings or actions to be taken by the Baan Sellers in connection with the transactions contemplated by this Purchase Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to Invensys Holdings;

     (J) All requisite governmental approvals, consents, and authorizations necessary for consummation of the transactions contemplated by this Purchase Agreement shall have been duly issued or granted; and

     (K) There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions contemplated in this Purchase Agreement and no legal action or governmental investigation or inquiry which might reasonably be expected to result in any such injunction or order shall be pending.

4.2 CONDITIONS TO THE BAAN SELLERS' OBLIGATIONS. The obligation of the Baan Sellers to consummate the transactions contemplated by this Purchase Agreement is subject to the satisfaction of the following conditions at or before the Closing:

     (A) The representations and warranties of Invensys Holdings contained in Section 7.2 shall be true, accurate, and complete in all material respects as of today and as of the Closing;

     (B) Invensys Holdings shall have performed and complied in all material respects with all agreements and conditions required by this Purchase Agreement to be performed or satisfied by Invensys Holdings, and Invensys Holdings shall have delivered all documents, certificates, and instruments required to be delivered by Invensys Holdings under the terms of this Purchase Agreement, including the documents referred to on Appendix C;

     (C) The Fairness Opinion shall not have been withdrawn, rescinded, or modified in any way;

     (D) The Interim Management Services Agreement shall continue to be in full force and effect in all material respects in accordance with its terms and Invensys Holdings shall not be in material Default under the Interim Management Services Agreement;

     (E) The Interim Loan Agreement shall continue to be in full force and effect in all material respects in accordance with its terms and Invensys Holdings shall not be in material Default under the Interim Loan Agreement;

     (F)  The Baan  Works  Council  shall have  given its  positive  advice
          concerning  the   transactions   contemplated  by  this  Purchase
          Agreement;

     (G) Invensys Holdings shall have taken all corporate and other proceedings to be taken by it in connection with the transactions contemplated by this Purchase Agreement;

     (H)  All requisite governmental approvals and authorizations necessary
          for  consummation  of  the  transactions   contemplated  by  this
          Purchase Agreement shall have been duly issued or granted;

     (I) There shall not have been issued and in effect any injunction or similar legal order prohibiting or restraining consummation of any of the transactions contemplated in this Purchase Agreement and no legal action or governmental investigation or inquiry which might reasonably be expected to result in any such injunction or order shall be pending; and

     (J)  The  execution,   delivery,  and  performance  of  this  Purchase
          Agreement and the transactions contemplated by this Purchase Agreement shall have been duly authorized and approved by the Baan shareholders at the EGM.

4.3 PARTIES' BEST EFFORTS. From today until the Closing, each party will cooperate and use its respective best efforts to cause the conditions set forth in this Article 4 over which such party has influence or control to be satisfied on or before the Closing Date.

ARTICLE 5 - CLOSING

5.1 THE CLOSING. For purposes of this Purchase Agreement, the term "Closing" means the time at which the transactions contemplated by this Purchase Agreement will be consummated after satisfaction or waiver of the conditions set forth in Article 4 of this Purchase Agreement.

5.2 DATE AND TIME OF CLOSING. The Closing will occur on a mutually agreeable date (the "Closing Date") as soon as reasonably practicable after the EGM. The Closing will be deemed to have occurred as of 11:59 P.M. (the "Closing Time") on the Closing Date.

5.3 PLACE OF CLOSING. The Closing will take place at the offices of Stibbe Simont Monahan Duhot at Strawinskylaan 2001, Amsterdam, The Netherlands, or at such other place as the parties may agree in writing.

5.4 INVENSYS HOLDINGS' OBLIGATIONS. At the Closing, Invensys Holdings will deliver to the Baan Sellers the following:

     (A)  The  documents,  certificates,  and other  items  referred  to in
          Section 4.2(B);

     (B)  The Purchase Price, and

     (C) An executed and notarized instrument pursuant to which Invensys Holdings assumes the Assumed Liabilities as of the Closing.

5.5 THE BAAN SELLERS' OBLIGATIONS. At the Closing, the Baan Sellers will deliver to Invensys Holdings the following:

     (A)  The  documents,  certificates,  and other  items  referred  to in
          Section 4.1(B),

     (B) Ownership of the Acquired Assets as contemplated in this Purchase Agreement, and

     (C) Executed and notarized deeds, bills of sale, and such other instruments pursuant to which Baan convey the Acquired Assets to Invensys Holdings.

ARTICLE 6 - ACTIONS AFTER CLOSING

6.1 FURTHER CONVEYANCES. After the Closing, the Baan Sellers will execute and deliver to Invensys Holdings (at no additional cost to Invensys Holdings) such additional instruments of conveyance, and will take such other and further actions, as Invensys Holdings may reasonably request more completely to sell, transfer, and assign to Invensys Holdings and vest in Invensys Holdings Ownership to the Acquired Assets.

6.2 FURTHER CONSENTS TO ASSIGNMENT. If and to the extent the Baan Sellers fail to obtain before Closing the consent or approval (or an effective waiver thereof) of any person or persons with respect to any item described in Section 3.4, then after the Closing,

     (A) Until such consent or approval (or an effective waiver thereof) has been obtained,

          (1) On behalf of the Baan Sellers, Invensys Holdings will perform all of the Baan Sellers' duties with respect to such item, and

          (2) On behalf of Invensys Holdings, the Baan Sellers will exercise all of the Baan Sellers' rights with respect to such item as directed by Invensys Holdings.

     (B) The parties will use reasonable efforts to obtain from such person or persons the consents or approvals (or effective waivers thereof).

     (C) If the parties are unable to obtain any such consent, approval, or waiver, then

          (1) This Purchase Agreement shall not constitute or be deemed to be a contract to assign or transfer the same if an attempted assignment or transfer without such consent, approval, or waiver would constitute a breach of such item or create in any party thereto the right or power to cancel or terminate such item, and

          (2) The Baan Sellers will cooperate with Invensys Holdings in any reasonable arrangement designed to provide Invensys Holdings with the benefit of the Baan Sellers' rights under such item, including enforcement (at Invensys Holdings' expense) of any and all rights of the Baan Sellers against such person as Invensys Holdings may reasonably request.

6.3 LIQUIDATION OF BAAN. Invensys Holdings will cause Baan to be liquidated in accordance with Dutch law and the provisions of the Purchase Agreement between January 1, 2001, and the first anniversary of the termination of the Offer.

ARTICLE 7 - REPRESENTATIONS AND WARRANTIES

7.1 THE BAAN SELLERS' REPRESENTATIONS AND WARRANTIES. The Baan Sellers hereby represent and warrant to Invensys Holdings the following:

     (A) ORGANIZATION AND EXISTENCE. Baan is a public limited company (naamloze vennootschap) duly organized and validly existing under the laws of The Netherlands. Baan Software is a private limited company (besloten vennootschap) duly organized and validly existing under the laws of The Netherlands.

     (B) POWER AND AUTHORITY. Subject only to the approval of Baan's shareholders as described in Section 3.6 above and the positive advice of the Baan Works Council, the Baan Sellers have full power and authority under its constitutive documents and the laws of The Netherlands to execute, deliver, and perform this Purchase Agreement.

     (C) AUTHORIZATION. Subject only to the approval of Baan's shareholders as described in Section 3.6 above and the positive advice of the Baan Works Council, the execution, delivery, and performance of this Purchase Agreement by the Baan Sellers has been duly authorized by all requisite corporate action on the part of the Baan Sellers.

     (D) BINDING EFFECT. Subject only to the approval of Baan's shareholders as described in Section 3.6 above, this Purchase Agreement is a valid, binding, and legal obligation of the Baan Sellers.

     (E) NO DEFAULT. Neither the execution and delivery of this Purchase Agreement nor the Baan Sellers' full performance of their respective obligations under this Purchase Agreement will violate or breach, or otherwise constitute or give rise to a Default under, the terms or provisions of the Baan Sellers' constitutive documents or of any material contract, commitment, or other obligation to which either of the Baan Sellers is a party.

     (F) FINDERS. With the sole exception of Lazard Freres & Co. LLC, the Baan Sellers have not engaged and are not directly or indirectly obligated to any person acting as a broker, finder, or similar capacity in connection with the transactions contemplated by this Purchase Agreement or as otherwise disclosed in writing to Invensys.

     (G) FAIRNESS OPINION. The Baan Sellers' have delivered to Invensys Holdings simultaneously with the execution and delivery of this Purchase Agreement a true and correct copy of the letter (the "Fairness Opinion") dated today's date from Lazard Freres & Co. LLC concerning Baan.

     (H) OWNERSHIP OF THE ACQUIRED ASSETS. The Baan Sellers Own all of the Acquired Assets.

     (I) SUBSIDIARIES. All of the material Subsidiaries are listed on Appendix B. Except as otherwise disclosed on Appendix B, (1) the Subsidiaries are the only material business entities in which the Baan Sellers have an equity interest (directly or indirectly);
          (2) each of the Subsidiaries has full corporate power and authority to own its properties and conduct the Business as the same has been and is being conducted; (3) except as indicated on Appendix B, Baan Owns (directly or indirectly) all of the issued and outstanding equity capital of each of the Subsidiaries; (4) all of the Subsidiaries Shares have been duly issued, have been fully paid, and are nonassessable; and (5) neither the Baan Sellers nor any of the Subsidiaries has issued or granted to any person any option, warrant, conversion right, or other right of any kind to acquire any other equity capital of any Subsidiary.

     (J) REPRESENTATIONS AND WARRANTIES TRUE AND COMPLETE. All representations and warranties of the Baan Sellers in this Purchase Agreement are true, accurate, and complete and will be true, accurate, and complete as of the Closing.

7.2 INVENSYS HOLDINGS' REPRESENTATIONS AND WARRANTIES. Invensys Holdings hereby represents and warrants to the Baan Sellers the following:

     (A) ORGANIZATION AND EXISTENCE. Invensys Holdings is a private limited company duly organized and validly existing under the laws of England and Wales.

     (B) POWER AND AUTHORITY. Invensys Holdings has full corporate power and authority under its constitutive documents and under the laws of England and Wales to execute, deliver, and perform this Purchase Agreement.

     (C) AUTHORIZATION. The execution, delivery, and performance of this Purchase Agreement have been duly authorized by all requisite corporate actions on the part of Invensys Holdings.

     (D) BINDING EFFECT. This Purchase Agreement is a valid, binding, and legal obligation of Invensys Holdings.

     (E)  NO DEFAULT.  Neither the  execution and delivery of this Purchase

          Agreement nor Invensys Holdings' full performance of its obligations under this Purchase Agreement will violate or breach, or otherwise constitute or give rise to a Default under, the terms or provisions of Invensys Holdings' constitutive documents or of any material contract, commitment, or other obligation to which Invensys Holdings is a party.

     (F) FINDERS. With the sole exception of Goldman Sachs International, neither Invensys nor Invensys Holdings has engaged or is directly or indirectly obligated to any person acting as a broker, finder, or other similar capacity in connection with the transactions contemplated by this Purchase Agreement.

     (G) REPRESENTATIONS AND WARRANTIES TRUE AND COMPLETE. All representations and warranties of Invensys Holdings in this Purchase Agreement are true, accurate, and complete and will be true, accurate, and complete as of the Closing.

ARTICLE 8 - EMPLOYEES

8.1 THE BAAN SELLERS' EMPLOYEES. At the Closing, as the Baan Sellers' successor in interest to the Business, Invensys Holdings' will assume and become solely responsible for all employment contracts and pension rights of the Baan Sellers employees by operation of law.

8.2 SUBSIDIARY EMPLOYEES. The terms and conditions of employment of employees of the Subsidiaries, including their respective pension rights, will not be affected by the sale of Subsidiary Shares to Invensys Holdings.

ARTICLE 9 - AMENDMENT TO OFFER AGREEMENT

9.1 PARTIAL WAIVER. The parties each hereby waive any right that any of them may have to terminate the Offer Agreement pursuant to Section 6.1(b)(iii) of the Offer Agreement upon termination or expiration of the Offer for failure of any condition precedent to the Offer.

9.2 AMENDED CONDITION. The parties hereby amend the Offer Agreement as follows:

     (A) The second sentence of Section 1.1(a) of the Offer Agreement is hereby amended to read as follows:

               "The obligation of Offer Sub, and of Parent to cause Offer Sub, to commence the Offer and to accept for payment, and to pay for any Common Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A (including the condition that the number of Common Shares that, together with the Common Shares then owned by Parent and its subsidiaries, represent at least a majority of the outstanding Common Shares be validly tendered and not withdrawn prior to completion of the Offer, and the terms and conditions of this Agreement (the 'Offer Conditions')"; and

     (B) Clause (i) of the first sentence of Exhibit A to the Offer Agreement is hereby amended to read as follows:

               "there shall have been validly tendered and not withdrawn prior to completion of the Offer, a number of Common Shares that, together with the Common Shares then owned by Parent and its Subsidiaries, represent at least a majority of the outstanding Common Shares (the 'Minimum Condition') and".

9.3 PUBLIC ANNOUNCEMENT. Promptly after the execution and delivery of this Purchase Agreement, Invensys Holdings will announce the amended condition to the Offer and afford Baan shareholders a period of five business days in which to tender additional Shares or withdraw Shares which have previously been tendered.

9.4 WAIVER OF OTHER CONDITIONS. Invensys and Invensys Holdings hereby waive the conditions contained in paragraphs (d) and (g) of Exhibit A to the Offer Agreement.

9.5 CONTEMPLATED TRANSACTIONS. The transactions contemplated by the Purchase Agreement, the Interim Management Services Agreement, the Interim Loan Agreement, and all other documents ancillary to those transactions are "transactions contemplated by this Agreement" for purposes of Section 5.8(b) of the Offer Agreement.

9.6 LEGAL ORDERS. Consistent with the conditions set forth in the Offer Agreement and Exhibit A (both as amended by this Purchase Agreement), the obligation of Invensys Holdings to purchase Shares tendered pursuant to the Offer (as amended by this Purchase Agreement) is
     subject  to  the  condition   that,  with  respect  to  this  Purchase
     Agreement,  there  shall  not  have  been  issued  and in  effect  any injunction or similar legal order prohibiting or restraining consummation of any of the material transactions contemplated by this Purchase Agreement and no legal action or governmental investigation or inquiry which is reasonably likely to result in any such injunction or order shall be pending.

9.7 NO FURTHER AMENDMENT. Except as provided in this Article 9, the Offer Agreement will remain in full force and effect.

ARTICLE 10 - AMENDMENT, WAIVER, TERMINATION, AND CANCELLATION

10.1 AMENDMENT. The parties may amend this Purchase Agreement at any time before the Closing, but only by written instrument executed by both parties. In addition, until Invensys, directly or indirectly, owns at least 95% of the outstanding Shares, any amendment of this Purchase Agreement shall also require the prior written consent of the "Continuing Members" under the Offer Agreement.

10.2 WAIVER. Either party may at any time waive compliance by the other with any covenants or conditions contained in this Purchase Agreement but only by written instrument executed by the party waiving such compliance. No such waiver, however, shall be deemed to constitute the waiver of any such covenant or condition in any other circumstance or the waiver of any other covenant or condition. In addition, until Invensys, directly or indirectly, owns at least 95% of the outstanding Shares, any waiver of any covenant or condition contained in this Purchase Agreement shall also require the prior written consent of the "Continuing Members" under the Offer Agreement.

10.3 TERMINATION. The parties may terminate this Purchase Agreement at any time before the Closing, but only by written instrument signed by all of the parties. This Purchase Agreement will terminate automatically, and without further action by either party, if all of the conditions set forth in Article 4 have not been duly waived or satisfied by December 31, 2000.

10.4 CANCELLATION. Invensys reserves the right to cancel this Purchase Agreement unilaterally if the number of Shares validly tendered and not withdrawn pursuant to the Offer and accepted for payment prior to completion of the Offer, together with other Shares then owned directly or indirectly by Invensys, constitute a majority of the total number of Shares then outstanding. Both parties reserve the right to cancel this Purchase Agreement unilaterally if the Offer is terminated without Invensys Holdings accepting for payment all the Shares tendered and not withdrawn at the time of the termination. Both parties also reserve the right to cancel this Purchase Agreement unilaterally if the number of Shares validly tendered and not withdrawn pursuant to the Offer and during the Subsequent Offering Period and that are accepted for payment by Invensys Holdings, together with other Shares then owned directly or indirectly by Invensys, equal 95% or more of the total number of Shares then outstanding.

ARTICLE 11 - MISCELLANEOUS

11.1 COOPERATION. Each of Invensys Holdings and the Baan Sellers will cooperate with the other parties, at any other party's request and expense, in furnishing information, testimony, and other assistance in connection with any actions, proceedings, arrangements, and disputes with other persons or governmental inquiries or investigations involving the Business or the transactions contemplated by this Purchase Agreement.

11.2 SEVERABILITY. If any provision of this Purchase Agreement is finally determined to be unlawful, then such provision will be deemed to be severed from this Purchase Agreement and replaced by a lawful provision which carries out, as closely as possible, the intention of the parties and preserves the economic bargain contemplated by this Purchase Agreement and, in such case, each and every other provision of this Purchase Agreement will remain in full force and effect.

11.3 COSTS AND EXPENSES. Each party will bear its own expenses incurred in connection with this Purchase Agreement and the transactions contemplated by this Purchase Agreement, whether or not the transactions are consummated.

11.4 NOTICES. All notices, requests and other communications under this Purchase Agreement shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or communicated by electronic transmission (with confirmation by mail or courier), or, if sent by courier, two days after delivery to an international courier service with guaranteed two-day delivery, addressed or communicated as follows:

            If to Invensys and            Invensys Holdings Limited
              Invensys Holdings, to:      c/o Invensys plc
                                          Carlisle Place
                                          London SW1P 1BX
                                          United Kingdom

                                          Attention: Company Secretary

                                          Telefax:   44.20.7821.3806

            If to the Baan Sellers, to:   Baan Company N.V.
                                          Baron van Nagellstraat 89
                                          3770 AC Barneveld
                                          The Netherlands

                                          Attention: Secretary to the Board

                                          Telefax:   1.703.234.6720

     Either party may change its notice address above to a different address by giving the other party written notice of such change.

11.5 ASSIGNMENT. This Purchase Agreement will be binding upon and inure to the benefit of the successors of each of the parties hereto, but shall not be assignable by either party without the prior written consent of the other. Invensys Holdings may, however, if it so elects, assign all of its rights and delegate all of its duties to another company under the ownership and control of Invensys by giving the Baan Sellers notice of such assignment and delegation and Invensys' unconditional guarantee of the assignee's performance.

11.6 NO THIRD PARTIES. Neither this Purchase Agreement nor any provisions set forth in this Purchase Agreement is intended to, or shall, create any rights in or confer any benefits upon any person other than the parties to this Purchase Agreement.

11.7 INCORPORATION BY REFERENCE. The Appendices to this Purchase Agreement constitute integral parts of this Purchase Agreement and are hereby incorporated into this Purchase Agreement by this reference.

11.8 GOVERNING LAW. This Purchase Agreement will governed and construed in accordance with the internal substantive laws of The Netherlands and any action brought to enforce this Purchase Agreement will be brought in and decided by Dutch courts. Nothing in this Purchase Agreement, however, shall constitute an amendment to governing law provisions of
     Section 7.5 of the Offer Agreement (as amended by this Purchase Agreement), which will continue to apply as written.

11.9 COUNTERPARTS. More than one counterpart of this Purchase Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original without production of the others.

11.10 COMPLETE AGREEMENT. This Purchase Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter of this Purchase Agreement and supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of either party relating thereto.

11.11 UNCONDITIONAL GUARANTEE. Invensys hereby unconditionally and irrevocably guarantees to the Baan Sellers the full and punctual performance of all of Invensys Holdings' obligations under this Purchase Agreement. Invensys agrees that any and all modifications, additions, or alterations which may be made in the terms of this Purchase Agreement or in the obligations to be performed thereunder, or any payments to be made on account thereof, or any grace, waiver, or forbearance on the part of either Invensys or the Baan Sellers to the other, shall not in any way release Invensys from continuing and undiminished liability hereunder. Invensys hereby waives notice of any such modifications, additions, adjustments, grace, forebearance, or waiver except as required under this Purchase Agreement.

To evidence their agreement as stated above, INVENSYS HOLDINGS LIMITED and INVENSYS PLC, on the one hand, and BAAN COMPANY N.V. and BAAN SOFTWARE B.V., on the other hand, have each caused their respective duly authorized directors, officers, and/or attorneys to execute this ASSET PURCHASE AGREEMENT AND OFFER AMENDMENT in Amsterdam, The Netherlands, as of July 26, 2000.


       INVENSYS HOLDINGS LIMITED                   BAAN COMPANY N.V.

By:    /s/ Frans D. Rosendaal           By:    /s/ Joost Van Lanschot
    -------------------------------          ------------------------------
           Frans D. Rosendaal                      Joost van Lanschot
           Attorney-in-Fact                         Attorney-in-Fact


             INVENSYS PLC                          BAAN SOFTWARE N.V.

By:    /s/ Frans D. Rosendaal           By:    /s/ Joost Van Lanschot
    -------------------------------          ------------------------------
           Frans D. Rosendaal                      Joost van Lanschot
           Attorney-in-Fact                         Attorney-in-Fact

                                                                 Appendix A

                            CERTAIN DEFINITIONS

     The following terms identified with initial capital letters are defined in the following Sections of the Purchase Agreement:

TERM                                                        CROSS REFERENCE
----                                                        ---------------

Acquired Assets ......................................      Section 2.2

Assumed Liabilities ..................................      Section 2.3

Baan..................................................      Preamble

Baan Sellers..........................................      Preamble

Baan Software.........................................      Preamble

Business .............................................      Recital H

Closing ..............................................      Section 6.1

Closing Date .........................................      Section 6.2

Closing Time .........................................      Section 6.2

EGM   ................................................      Section 3.8

Fairness Opinion .....................................      Section 7.1(G)

Interim Management Services Agreement ................      Section 3.5

Invensys .............................................      Preamble

Invensys Holdings ....................................      Preamble

Offer ................................................      Recital A

Offer Agreement ......................................      Recital A

Original Offer Sub ...................................      Recital A

Original Purchaser ...................................      Recital A

Purchase Price .......................................      Section 2.1(C)

Purchase Agreement ...................................      Preamble

Revolving Credit Agreement ...........................      Section 3.6

Subsequent Offering Period ...........................      Section 3.7


     In addition, the following terms have the meanings set forth below where used in the Purchase Agreement and identified with initial capital letters:


TERM                                 MEANING
----                                 -------

Accounts Receivable                  Notes and accounts receivable arising
                                     out of the conduct of the Business.

Business Employees                   All full-time employees of the
                                     Business other than employees of the
                                     Subsidiaries.

Business Records                     Business books and records, including
                                     financial, operating, inventory,
                                     legal, personnel, payroll, and
                                     customer records and all sales and
                                     promotional literature,
                                     correspondence, and records.

Cash Cash and cash equivalent items held by the Baan Sellers as of the Closing, including certificates of deposit, time deposits, marketable securities, and the proceeds of accounts receivable paid on or before the Closing Date.

Default An occurrence which constitutes a breach or default under a contract, order, or other commitment, after the expiration of any grace period provided without cure.

Encumbrance                          Any encumbrance or lien, including,
                                     without limitation, any mortgage,
                                     judgment lien, materialman's lien,
                                     mechanic's lien, security interest,
                                     encroachment, easement, or other
                                     restriction, in each case having a
                                     material adverse effect on the thing
                                     or right so encumbered.

Intellectual Property                Rights consisting of, conferred by, or
                                     otherwise relating to:

                                     (1)   Patents and patent applications
                                           (including all renewals,
                                           extensions, or modifications
                                           thereof);

                                     (2)   Trade secrets, including without
                                           limitation, know-how,
                                           inventions, computerized data
                                           and information, computer
                                           programs, business records,
                                           files and data, discoveries,
                                           formulae, production outlines,
                                           product designs, manufacturing
                                           information, processes and
                                           techniques, testing and quality
                                           control processes and
                                           techniques, drawings and
                                           customer lists;

                                     (3)   Trademarks, service marks, and
                                           applications therefor;

                                     (4)   Copyrights; and

                                     (5)   Trade names.

Inventories                          Inventories, wherever located,
                                     including inventories of raw
                                     materials, components, assemblies,
                                     subassemblies, work-in-process,
                                     finished goods, replacement parts,
                                     spare parts, operating supplies, and
                                     packaging.

Law Any law, statute, ordinance, rule, regulation, order, judgment, or decree, whether promulgated by The Netherlands, the United States, or any other country or by any governmental entity.

Leases Leases, licensed, and similar rights affording the right to use or enjoy tangible or intangible property or property rights.

Owns or Ownership                    Such ownership as confers upon the
                                     party or person having it good and
                                     marketable title to and control over
                                     the thing or right owned, free and
                                     clear of any and all Encumbrances
                                     other than Permitted Encumbrances.

Permits Permits, approvals, and qualifications issued by any government or governmental unit, agency, board, body, or instrumentality and all applications for such items.

Permitted Encumbrances               The following: (i) liens for Taxes
                                     accrued but not yet payable, (ii)
                                     liens arising as a matter of Law in
                                     the ordinary course of business,
                                     provided that the obligations secured
                                     by such liens are not delinquent, and
                                     (iii) such imperfections of title and
                                     other encumbrances, if any, which,
                                     singly or taken together, do not and
                                     are not likely to have a material
                                     adverse effect on the business,
                                     operations, results of operations,
                                     assets, or condition (financial or
                                     otherwise) of the Baan Sellers and the
                                     Subsidiaries taken as a whole.

Prepaid Items                        Prepaid and similar items arising out
                                     of the conduct of the Business,
                                     including prepaid expenses, deferred
                                     charges, advance payments, and other
                                     prepaid items.

Personal Property                    Tangible personal property (whether
                                     owned, leased, or otherwise),
                                     including all machinery, equipment,
                                     tooling, dies, molds, jigs, patterns,
                                     gauges, materials handling equipment,
                                     furniture, office equipment, cars,
                                     trucks, and other vehicle.

Purchase Contracts                   Orders, contracts, and commitments for
                                     the purchase of goods and/or services,
                                     such items relating to the purchase of
                                     capital, tooling, products, and
                                     supplies.

Real Property                        Real property including all land,
                                     buildings, improvements, fixtures, and
                                     appurtenances thereto, and all such
                                     items under construction.

Sales Contracts                      Orders, contracts, commitments, and
                                     proposals for the sale of Products,
                                     including such items relating to
                                     repair, restoration, maintenance,
                                     preservation, and similar operations.

Subsidiaries                         The Baan subsidiaries listed on
                                     Appendix B.

Subsidiary Shares                    Shares of equity capital of the
                                     Subsidiaries.

Taxes Any national, federal, state, local, or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment payroll, premium, withholding, ad valorem, transfer, or excise tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental entity.

Third-Party Claims                   Causes of action, rights of action,
                                     and warranty and product liability
                                     claims against other persons.

                                                                 Appendix B

                                SUBSIDIARIES

     The following are the material Subidiaries [FN1]:

      Baan International B.V.
      Baan Development B.V.
      Baan Austria GmbH
      Baan (Schweiz) AG
      Baan Nederland B.V.
      Baan Belgium N.V.
      Baan France S.A.
      Baan Nordic AB
      Baan Nordic A/S
      Baan UK Ltd.
      Baan Holding Central Europe GmbH under which are Blizzard Deutschland
            GmbH, Coda GmbH and Matrix Information Systeme GmbH)
      Baan U.S.A., Inc.
      Baan Canada, Inc.
      Baan Brasil Sistemas de Informatica Ltd.
      Baan Argentina Ltd.
      Baan Info Systems India Pvt. Ltd.
      Baan Software India Pvt. Ltd.
      Baan Japan Co. Ltd.
      Baan (Malaysia) Sdn. Bhd. (under which is Blizzard Singapore Pte. Ltd.) Baan Education Asia Pacific (M) Sdn Bhd.
      Baan Asia Pacific Pte. Ltd.
      Baan Korea Co. Ltd.
      Baan Australia Pty. Ltd. (under which is Blizzard New Zealand Ltd.) Baan Espana y Portugal S.A.
      Baan Italia S.r.l.
      Baan China Ltd.
      Matrix Holding B.V.
      Baan Front Office Systems A/S
      CAPS Logistics, Inc.
      CODA Plc.
      Compact 3000 Ltd.
      Proloq Holding B.V. (under which are Proloq International B.V. and
            Proloq USA, Inc.)
      Global Maintenance Group Ltd.
      Meta Software MS., S.A. (13% Owned)
      BLGS Holding S.A. (Minority Interest)
      Baan Eastern Europe Localisation Centre (Minority Interest)
      Shenyang New-Baan Software Co., Ltd. (Minority Interest)

----------
1    100% Owned except as noted.

                                                                 Appendix C

                              DOCUMENTS TO BE
                DELIVERED BY THE BAAN SELLERS AT THE CLOSING

     Baan will deliver the following  documents to Invensys Holdings at the
Closing:

1. A certificate signed by the Secretary to the Board of Baan dated as of the Closing Date as to the incumbency and signatures of officers of Baan.

2. A certificate signed by the Secretary to the Board of Baan Software dated as of the Closing Date as to the incumbency and signatures of officers of Baan Software.

3. Certified resolutions verifying the authorization of the execution, delivery, and performance of the Purchase Agreement by Baan and the consummation of the transactions contemplated by the Purchase Agreement.

4. Certified resolutions verifying the authorization of the execution, delivery, and performance of the Purchase Agreement by Baan Software and the consummation of the transactions contemplated by the Purchase Agreement.

5. A certificate signed by the Interim Chief Executive Officer and the Chief Financial Officer of Baan dated as of the Closing Date confirming that all of the representations and warranties of Baan contained in Sections 7.1 of the Purchase Agreement were true, accurate, and complete in all material respects as of the date of the Purchase Agreement and continue to be true, accurate, and complete in all material respects as of the Closing.

                                                                 Appendix D

                              DOCUMENTS TO BE
               DELIVERED BY INVENSYS HOLDINGS AT THE CLOSING

     Invensys Holdings will deliver the following  documents to Baan at the
Closing:

1. A certificate signed by the Secretary of Invensys dated as of the Closing Date confirming the incumbency and signatures of officers of Invensys.

2. A certificate signed by a Director or attorney of Invensys and the Secretary of Invensys dated as of the Closing Date verifying the authorization of the execution, delivery, and performance of the Purchase Agreement by Invensys and the consummation of the transactions contemplated by the Purchase Agreement.

3. A certificate signed by a Director or attorney of Invensys dated as of the Closing Date confirming that all of the representations and warranties of Invensys contained in Sections 7.2 of the Purchase Agreement were true, accurate, and complete in all material respects as of the date of the Purchase Agreement and continue to be true, accurate, and complete in all material respects as of the Closing.